Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT made as of this ____ day June, 2007, by and between MOBILEPRO CORP., a Delaware corporation having a place of business and mailing address of 6701 Democracy Boulevard, Suite 202, Bethesda, Maryland 20817 (the “Seller”) and UNITED SYSTEMS ACCESS, INC., a Delaware corporation d/b/a U.S.A. Telephone having a place of business and mailing address of 5 Bragdon Lane, Kennebunk, Maine 04043 (the “Buyer”).

WITNESSETH THAT :

WHEREAS, the Seller owns all of the issued and outstanding capital stock of each of DFW Internet Services, Inc., a Texas corporation (“DFW”), Close Call America, a Delaware corporation (“CCA”), InReach Internet, Inc., a Delaware corporation (“IRI”), and American Fiber Networks, a Delaware corporation (“AFN”) and DFW owns all of the issued and outstanding capital stock of each of August.net Services, Inc., a Delaware corporation (“ANI”), Clover Computer Corporation, a Delaware corporation (“CCC”), Internet Express, Inc., a Texas corporation (“IEI”), ShreveNet, Inc., a Delaware corporation (“SNI”), Ticon.net, Inc., a Delaware corporation (“TNI”), World Trade Network, Inc., a Delaware corporation (“WTN”), and The River Internet Access Co., a Delaware corporation (“RIA”) and SNI owns all of the issued and outstanding capital stock of Shrevetel, Inc., a Louisiana corporation (“STI”) and RIA owns all of the issued outstanding capital stock of Sense Networking, Inc. (“SNW”) (collectively, DFW, CCA, IRI, AFN, ANI, CCC, IEI, SNI, STI, TNI, WTN, RIA and SNW are referred to as the “Target Corporations” and each as a “Target Corporation”); and

WHEREAS, the Seller wishes to sell, and the Buyer wishes to purchase, all of the outstanding stock of the Target Corporations, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.	DEFINITIONS

1.1. “Agreement” means this Purchase Agreement as from time to time amended by the parties, including all Exhibits and Schedules hereto.

1.2. “Amended Certificate” means the Third Amended and Restated Certificate of Incorporation of the Buyer to be executed and filed by Buyer immediately prior to the Closing.

1.3. “Business” shall mean, collectively, the ISP Business, the LD Business, the Wireless Business and the Local Exchange Business.

1.4. “Buyer Shares” shall have the meaning set forth in Section 2.3.

1.5. “Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the financial statements referred to in Section 3.10.

1.6. “Change of Ownership” of Buyer shall be deemed to have occurred when (i) any Person shall acquire (whether by merger, consolidation, sale, assignment, transfer or otherwise, in one transaction or series of related transactions), or otherwise beneficially own or control 50% or more of the outstanding voting power of Buyer or any Person that, directly or indirectly, through the ownership of one or more majority-owned successive subsidiary entities, owns more than 50% of the outstanding voting power of or controls Buyer (a “Control Entity”) or (ii) any Person shall acquire the power to direct or cause the direction of the management and policies of Buyer or a Control Entity thereof.

1.7. “Closing” shall mean either the ISP Closing or the Second Closing.

1.8. “Closing Date” shall mean either the ISP Closing Date or the Second Closing Date.

1.9. “Collateral Release Agreement” means the Release of Security Interest Agreement by and between Cornell, Buyer and Seller substantially in the form of Exhibit C hereto.

1.10. “Contract” means any agreement, contract, obligation, promise or understanding (whether oral or written and whether express or implied) that is legally binding.

1.11. “Control” means the power to direct or cause the direction of the management and policies of a Person, by voting securities, by contract or otherwise.

1.12. “Control Entity” shall have the meaning set forth in Section 1.6.

1.13. “Conversion Right” means the right of the holder of the Buyer Shares to convert one hundred percent (100%) of the Buyer Shares (and not less than one hundred percent (100%) of the Buyer Shares) into the requisite number of shares of common stock of the Buyer such that Seller shall own seven and one-half percent (7.5%) of the fully diluted shares of common stock of Buyer assuming conversion into common stock all outstanding convertible debt and equity securities, including warrants, options, convertible notes, etc., and provided further that the number of shares of common stock issued upon exercise of the Conversion Right shall be grossed up to account for all issues of common stock and all rights convertible into common stock issued or granted after the date of Closing and prior to the date of exercise of the Conversion Right, but there shall be no gross up on account of common stock or rights convertible into common stock issued by the Buyer after the date of Closing in connection with any merger or acquisition with a value equal to or greater than Fifty Million and 00/100 Dollars ($50,000,000).

1.14. “Cornell” means Cornell Capital LLP.

1.15. “Delayed Call” shall have the meaning set forth in Section 2.3.

1.16. “Early Call” shall have the meaning set forth in Section 2.3.

1.17. “Employee Plan” shall have the meaning set forth in Section 3.26.

1.18. “Employee” shall have the meaning set forth in Section 3.24.

1.19. “Employment Agreements” means the Employment Agreements by and between the various Target Corporations and key employees as set forth on Schedule 1.18 (the “Employment Agreements”).

1.20. “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, and the Hazardous Material Transportation Agreement, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment or public health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (“Hazardous Substances”).

1.21. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.22. “GAAP” means generally accepted accounting principles, applied on a consistent basis with the basis on which the financial statements referred to in Section 3.10 were prepared.

1.23. “Governmental Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority. For the avoidance of doubt, Governmental Authority shall include the Universal Service Administrative Company.

1.24. “Hazardous Substances” shall have the meaning set forth in Section 1.19.

1.25. “Health and Safety Laws” means the Occupational Safety and Health Act of 1970, as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning employee health and safety, including laws relating to the handling or exposure of employees to Hazardous Substances.

1.26. “Indemnified Party” shall have the meaning set forth in Section 10.3.

1.27. “Indemnifying Party” shall have the meaning set forth in Section 10.3.

1.28. “Intellectual Property” means (a) all trade secrets and confidential business information (including customer and supplier compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexamination thereof, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all computer software (including data and related documentation), (f) all other proprietary rights, (g) any internet domain names, and any associated intellectual property right and (h) all copies and tangible embodiments thereof (in whatever form or medium).

1.29. “Irrevocable Proxy” means the irrevocable proxy of Seller granting Buyer the right to vote the Shares in the form attached as Exhibit A.

1.30. “IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986 or any successor law.

1.31. “ISP Business” means the provision of internet connectivity services by DFW and ISI on a retail, wholesale, consumer or commercial basis.

1.32. “ISP Closing” shall mean the consummation of the purchase and sale of the ISP Shares.

1.33. “ISP Closing Date” shall have the meaning set forth in Section 2.6.

1.34. “ISP Note” shall mean that certain Promissory Note made by Buyer and payable to Seller or order in the original principal amount of Two Million Dollars ($2,000,000) which Note shall mature and all amounts outstanding thereunder shall be due and owing in full on the date that is the earlier of (i) the Second Closing or (ii) January 1, 2008. The ISP Note shall not bear interest except in the event that it is not paid in full at maturity whereupon the outstanding principal balance of the ISP Note shall bear interest at eight percent per annum.

1.35. “ISP Shares” shall have the meaning assigned to it in Section 2.1.

1.36. “Knowledge” means the actual knowledge of a Person by such Person. “Knowledge” of Seller shall mean the Knowledge of any of Jay O. Wright, Hank Deily, Tammy L. Martin, Doug Bethel, Lisa Bickford or Greg Van Allen. “Knowledge” of Buyer shall mean the Knowledge of L. William Fogg.

1.37. “Legal Requirement” or “Laws” means any federal, state, local, municipal or other administrative order, law, ordinance, principle of common law, regulation, charter or treaty.

1.38. “Local Exchange Business” means the provision of local telephone services by any Target Corporation on a retail or wholesale basis to consumer or business customers.

1.39. “LD Business” means the provision of long distance telephone services by any Target Corporation on a retail or wholesale basis to consumer or business customers.

1.40. “Licenses” shall have the meaning as set forth in Section 3.27.

1.41. “Management Agreement” means the Management Agreement by and between the Seller and the Buyer dated as of the date hereof substantially in the form of Exhibit D hereto.

1.42. “Material Adverse Effect” means, with respect to any Person a materially adverse effect on (a) the business, assets, operations, condition (financial or otherwise) or contingent liabilities of a Person, (b) the ability of any Person to perform any of its obligations under this Agreement or any of the Related Agreements, or (c) the rights of or benefits available to the other party to any of such agreements, taken as a whole, in any event other than any adverse effect, event or occurrence, (i) resulting from the entry into this Agreement or any of the Related Agreements or the public announcement thereof, (ii) attributable to changes in general economic conditions, or financial markets or conditions affecting the industry in which any Target Corporation or Buyer operates (provided such change does not affect such entity in a disproportionate manner), (iii) arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (provided such change does not affect such entity in a disproportionate manner), or (iv) arising from or relating to actions required to be taken under applicable law, rules, regulations, contracts or agreements or (v) resulting from a non-cash write down in the value of assets required by Standard 131 of the Financial Accounting Standards Board.

1.43. “Noncompetition Agreements” means the Non-Competition Agreements by and between the Buyer and Seller substantially in the form of Exhibit E hereto.

1.44. “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.45. “Put Right” shall have the meaning set forth in Section 2.3.

1.46. “Qualified Public Offering” means a fully underwritten, firm commitment public offering pursuant to an effective registration under the Securities Act covering the offer and sale by the Buyer of its common stock in which the aggregate gross proceeds to the Buyer equals or exceeds Fifty Million and 00/100 Dollars ($50,000,000).

1.47. “Related Agreements” means the Management Agreement, the Amended Certificate, the Employment Agreements, the Non-Competition Agreements, the Registration Rights Agreement, Collateral Release Agreement and the Irrevocable Proxy.

1.48. “Remaining Shares” shall have the meaning assigned to it in Section 2.2.

1.49. “Second Closing” shall mean the consummation of the purchase and sale of the Remaining Shares.

1.50. “Second Closing Date” shall have the meaning assigned to it in Section 2.6.

1.51. “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.52. “Seller Controlled Group” shall have the meaning as set forth in Section 3.26.

1.53. “Seller Director” shall have the meaning set forth in Section 2.3.

1.54. “Shares” shall mean the ISP Shares and the Remaining Shares.

1.55. “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.56. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.57. “Third Party Claim” shall have the meaning assigned to it in Section 10.3.

1.58. “Wireless Business” means the provision of wireless communication services by any Target Corporation on a retail or wholesale basis to consumer or business customers.

1.59. General.

(a) The singular form of any word used herein, including the terms defined in Article 1 hereof, shall include the plural, and vice versa. The use herein of a word of any gender shall include both genders.

(b) Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as originally executed. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.

(c) The headings or titles of the several Articles and Sections shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

(d) All accounting terms not specifically defined shall be construed in accordance with the United States GAAP.

(e) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against either party. Without limiting the generality of the foregoing, the language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the Person who drafted the same. It is hereby agreed that representatives of both parties have participated in the preparation hereof.

ARTICLE 2.	PURCHASE AND SALE OF SHARES

2.1. Purchase and Sale of ISP Shares. Upon the terms and provisions of this Agreement, the Buyer agrees to purchase and accept delivery from the Seller of, and Seller agrees to sell, assign, transfer and deliver to Buyer, at the ISP Closing, all of the issued and outstanding shares of capital stock of DFW and IRI as set forth on Schedule 3.2 hereto, representing all of the issued and outstanding shares of capital stock of each of DFW and IRI (collectively, the “ISP Shares”), free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind.

2.2. Purchase and Sale of Shares in Remaining Target Corporations. Upon the terms and provisions of this Agreement, the Buyer agrees to purchase and accept delivery from the Seller of, and Seller agrees to sell, assign, transfer and deliver to Buyer, at the Second Closing, the number of shares of common stock of each of AFN and CCA, as set forth on Schedule 3.2 hereto, representing all of the issued and outstanding shares of capital stock of AFN and CCA (the “Remaining Shares”), free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind.

2.3. Purchase Price and Deliveries: ISP Closing.

a.	The Buyer shall deliver the following to the Seller at the ISP Closing:

(i) The payment of Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000) consisting of Two Million Five Hundred Thousand Dollars ($2,500,000) in cash, or by wire transfer to an account specified by Seller and the delivery of the ISP Note; and

(ii) Eight thousand one hundred (8,100) shares of series AA convertible preferred stock of the Buyer, which shares shall be convertible into seven and one-half percent (7.5%) of the fully diluted shares of common stock of Buyer (the “Buyer Shares”) to Seller. Prior to the Closing, the Buyer shall execute the Amended Certificate to authorize the issuance of the Buyer Shares. The Buyer Shares shall be subject to the following terms:

(A)	at any time after the Closing, the Seller shall have the right to exercise the Conversion Right;

(B)
in the event the Seller exercises the Conversion Right, the shares of common stock of Buyer owned by Seller shall be subject to (A) “drag along” and “tag along” rights, preemptive rights and registration rights defined in a Registration Rights Agreement in the form attached as Exhibit B (the “Registration Rights Agreement”);

(C)
so long as Seller has not exercised the Conversion Right, the Buyer shall have the option to redeem one hundred percent (100%) of the Buyer Shares (and not less than one hundred percent (100%) of the Buyer Shares) at any time beginning on the ISP Closing up to and including the third anniversary of the Second Closing in consideration of Twelve Million Nine Hundred Sixty Thousand and 00/100 Dollars ($12,960,000) in immediately available funds (the “Early Call”);

(D)
so long as Seller has not exercised the Conversion Right, the Buyer shall have the option, upon 15 days prior written notice, to redeem one hundred percent (100%) of the Buyer Shares (and not less than one hundred percent (100%) of the Buyer Shares) at any time after the third anniversary of the Second Closing in consideration of Eight Million One Hundred Thousand and 00/100 Dollars ($8,100,000) in immediately available funds (the “Delayed Call”);

(E)
in lieu of the Conversion Right, the Seller will have the right to cause the Buyer to redeem one hundred percent (100%) of the Buyer Shares (and not less than one hundred percent (100%) of the Buyer Shares) at any time after the third anniversary of the Second Closing in consideration Eight Million One Hundred Thousand and 00/100 Dollars ($8,100,000) in immediately available funds (the “Put Right”);

(F)
in the event of either Change of Ownership or a Qualified Public Offering at any time after the ISP Closing, the Seller shall, in Seller’s discretion, either (A) exercise the Put Right, or (B) exercise the Conversion Right; in the event Seller exercises the Conversion Right it shall be permitted to participate in the Change of Ownership transaction or the Qualified Public offering on a pro rata basis with the other holders of Buyer’s common stock;

(G)	the Conversion Right shall terminate immediately upon the exercise of any of the Early Call, the Delayed Call or the Put Right;

(H)	the Early Call, the Delayed Call and the Put Right shall terminate immediately upon the exercise of the Conversion Right;

(I)
the Buyer Shares shall be non-voting shares, but at any time following the Second Closing that the Seller owns any of the Buyer Shares, Seller shall be entitled to appoint one (1) out of the five (5) members of the Buyer’s board of directors (the “Seller Director”), provided, however, that the appointment of the Seller Director is subject to the review and reasonable approval of Buyer; and

(J)
the Buyer Shares are subject to forfeiture by Seller in accordance with the terms of Section 9.3 and 10.4 and in the event of and during the resolution of any pending claim for indemnification by Buyer pursuant to Article 10, the Conversion Right, the Early Call, the Delayed Call and the Put Right shall be suspended until such claim is resolved and any forfeiture of Buyer Shares is applied.

(iii) An opinion of Buyer’s counsel, Drummond Woodsum & MacMahon, in form and substance customary for transactions of this type;

(iv) Each of the Non-Competition Agreements, duly executed by Buyer;

(v) The Registration Rights Agreement, duly executed by Buyer;

(vi) The Management Agreement, duly executed by Buyer;

(vii) Certified copies of resolutions adopted by its Board of Directors authorizing the execution, delivery and performance of this Agreement and the Related Agreements as contemplated by this Agreement; and

(viii) A certified copy of the Amended Certificate.

b. At the ISP Closing, the Seller will execute and deliver to Buyer or will cause to be executed and delivered to Buyer the following:

(i) Stock certificates representing all of the ISP Shares which, at the election of Buyer, shall be duly endorsed to Buyer or accompanied by duly executed stock powers in blank;

(ii) An opinion of Seller’s counsel, Seyfarth Shaw LLP, in form and substance customary for transactions of this type;

(iii)  Evidence satisfactory to Buyer that Seller and any Person controlled by Seller shall have released any and all claims against DFW, IRI or any of their direct or indirect subsidiaries;

(iv)  Letters of resignation, effective upon the ISP Closing, duly executed by each director of DFW, IRI and each of their direct and indirect subsidiaries;

(v) The Collateral Release Agreement duly executed by Seller and Cornell and Seller will obtain evidence satisfactory to Buyer that Cornell has or will promptly release its lien upon the ISP Shares, upon the assets of DFW and IRI and each of their direct and indirect subsidiaries and has or will release DFW, IRI and each of their direct and indirect subsidiaries of any primary or secondary liability or obligation.

(vi) Each of the Employment Agreements, duly executed by the respective employees and employers in form and content satisfactory to Buyer;

(vii) Each of the Non-Competition Agreements, duly executed by Seller and the respective Persons set forth on Schedule 1.41;

(viii) The Registration Rights Agreement, duly executed by Seller;

(ix) The Management Agreement, duly executed by Seller;

(x) The Irrevocable Proxy, duly executed by Seller;

(xi) Certified copies of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement as contemplated hereunder.

2.4.  Purchase Price and Deliveries: Second Closing.

a. At the Second Closing, the Buyer shall deliver to Seller payment in cash, or by wire transfer to an account specified by Seller, of Seventeen Million Four Hundred Thousand and 00/100 Dollars ($17,400,000) plus the difference between the amount of interest that has accrued on said amount at the rate of 7.75% per annum from the date of the ISP Closing until the date of the Second Closing and the amount of interest paid to Cornell by the Target Companies on or after the date of the ISP Closing. .

b.  At the Second Closing, the Seller shall deliver or cause to be delivered to Buyer:

(i) Stock certificates representing all of the Remaining Shares which, at the election of Buyer, shall be duly endorsed to Buyer or accompanied by duly executed stock powers in blank;

(ii) An opinion of Seller’s counsel, Seyfarth Shaw LLP, in form and substance customary for transactions of this type;

(iii) Evidence satisfactory to Buyer that Seller and any Person controlled by Seller shall have released any and all claims against AFN and CCA or any one of them;

(iv) Letters of resignation, effective upon the Second Closing, duly executed by each director of each of AFN and CCA;

(v) Certified copies of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of the those matters required to be undertaken by Seller at the Second Closing; and

(vi)  Evidence satisfactory to Buyer that Cornell has or will promptly release its lien upon the Remaining Shares and upon the assets of AFN and CCA and has or will promptly release AFN and CCA of any primary or secondary liability or obligation.

2.5. Instruments of Transfer. Seller agrees that the sale, assignment, transfer and delivery of the ISP Shares and the Remaining Shares shall be effected by such additional endorsements, assignments and other instruments of transfer as shall be appropriate to carry out the intent of this Agreement and as shall be reasonably satisfactory to Buyer and its counsel to vest in Buyer the right, title and interest of Seller in and to the ISP Shares and the Remaining Shares.

2.6. Closing Date and Place. Subject to the terms and conditions of this Agreement, including satisfaction of all conditions to closing relating to the purchase of the ISP Shares, the ISP Closing shall take place on July 6, 2007 or on such other date as may be agreed upon by the parties (the “ISP Closing Date”). Subject to the terms and conditions of this Agreement, the Second Closing shall take place on the date that is five business days following the satisfaction of all conditions precedent to the Second Closing (the “Second Closing Date”). For further clarity and avoidance of doubt, the parties expect that each of the Closings shall occur on different dates depending upon the date on which the conditions to each respective Closing are satisfied. All Closings shall take place at the offices of Drummond Woodsum & MacMahon, 245 Commercial Street, Portland, Maine 04101, at 10:00 a.m. or at such time and place as the parties may agree. A Closing Date may be postponed to a later time and date by mutual agreement of the parties. If a Closing is postponed, all references to the Closing Date in this Agreement shall refer to the postponed date.

2.7. WTN. At any time after the ISP Closing and at or before the Second Closing, upon the written request of Buyer, Seller shall convey to Buyer or its nominee all outstanding shares of capital stock in WTN, free and clear of liens, claims and encumbrances for no additional consideration. There shall be no adjustment in the amount payable by Buyer at the ISP Closing or the Second Closing in the event that Buyer does not elect to take delivery of the stock in WTN.

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES BY SELLER

The Seller, individually and on behalf of each of the Target Corporations hereby represents and warrants to Buyer as follows:

3.1. Due Organization and Existence. Each Target Corporation is a corporation duly organized, validly existing and in good standing under the laws of each Target Corporation’s jurisdiction of incorporation, and each has full corporate power and authority to own or use the properties and assets that it purports to own or use. Each Target Corporation is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on such Target Corporation or its business or assets. Schedule 3.1 sets forth a true and complete list of each of the jurisdictions where any of the Target Corporations is qualified as a foreign corporation and a complete list of the names, addresses and titles of the directors and officers of each Target Corporation.

3.2. Capitalization. The authorized capital stock of each of the Target Corporations and the number of shares of stock of each of the Target Corporations outstanding is set forth on Schedule 3.2. All of the issued shares of each Target Corporation have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right or law. Except as set forth on Schedule 3.2, no other class of capital stock of the Company is authorized or outstanding.

3.3. Options, Warrants, Calls, etc. Except as disclosed on Schedule 3.3, none of the Target Corporations has any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character or nature obligating it to issue any shares of capital stock of any Target Corporation, or to make any payments in respect of the capital stock of any of the Target Corporations or any phantom or other interests therein, or any securities convertible into or evidencing the right to purchase any shares of any Target Corporation or any agreements or understandings whatsoever with respect to the voting, sale, purchase or transfer of any shares of any of the Target Corporations.

3.4. Seller’s Title to Shares; Assets. Except as disclosed on Schedule 3.4, Seller owns all of the outstanding shares of stock of each of the Target Corporations beneficially and of record, free and clear of any lien or other encumbrance, and Seller has the full power and authority to convey all of the respective Shares free and clear of any lien or other encumbrance of any sort. Upon payment of the cash portion of the purchase price for the ISP Shares as provided herein, the Buyer will acquire good and valid title thereto, free and clear of any lien or other encumbrance of any sort. Upon payment of the purchase price for the Remaining Shares as provided herein, the Buyer will acquire good and valid title thereto, free and clear of any lien or other encumbrance of any sort

3.5. Subsidiaries. Except as disclosed and described on Schedule 3.5, none of the Target Corporations has any subsidiaries or owns any capital stock of, or other equity interest in, any business or entity.

3.6. Organizational Documents. Attached hereto as Schedule 3.6 are true and complete copies of the organizational documents of each of the Target Corporations, including the certificates of incorporation and bylaws of each of the Target Corporations as in effect on the date hereof. The minute books of each of the Target Corporations contain true and complete records of all meetings and consents in lieu of meetings of the board of directors (and any committees thereof) and the stockholders since the relevant dates of incorporation, and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings. The stock transfer and record books of each of the Target Corporations are true and complete in all respects.

3.7. Authority to Execute and Perform Agreements. Seller and each Target Corporation have the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered and is a valid and binding obligation of Seller, enforceable in accordance with its terms, subject only to qualifications relating to the enforcement of rights and remedies created under bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3.8. No Violation. Except as disclosed on Schedule 3.8, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not violate the organizational documents or bylaws of Seller or any Target Corporation, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any Contract, other instrument or agreement, order, judgment, decree, law, statute, ordinance or regulation or any other restriction of any kind or character to which any Target Corporation or Seller is a party or by which Seller, any Target Corporation, the Shares or any assets of any Target Corporation may be bound. Except for approvals described on Schedule 3.8, neither the Seller nor any Target Corporation are subject to any charter, bylaw, indenture, mortgage, deed of trust, lease, contract or other instrument or agreement, order, judgment, decree, law, statute, ordinance or regulation or any other restriction of any kind or character, that would prevent Seller from entering into this Agreement or Seller or any Target Corporation from consummating the transactions contemplated hereby in accordance with the terms hereof.

3.9. No Consents. Except as set forth in Schedule 3.9 attached hereto, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or third party is required for or in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller and any Target Corporation of the transactions contemplated on their part hereby.

3.10. Financial Information. Attached hereto as Schedule 3.10 are the financial statements of Seller and each Target Corporation, including (i) the audited consolidated and unaudited consolidating balance sheets of the Seller and its subsidiaries as at March 31, 2006 and related consolidated or consolidating statements of income, changes in stockholders equity and cash flows for the fiscal year ended on that date together with supporting schedules and reports thereon; (ii) the unaudited consolidated and consolidating balance sheets as at March 31, 2007 and related consolidated or consolidating statements of income for the fiscal year ended on that date, certified by the chief accounting officer of Seller; and (iii) the unaudited, unconsolidated balance sheets of each Target Corporation as at December 31, 2006 and March 31, 2007 and related statements of income for each Target Corporation for the periods ended on those dates, certified by the chief accounting officer of Seller. All such financial statements are complete and correct and present fairly and accurately the separate and consolidated financial positions of Seller and each Target Corporation as of the dates and for the periods specified therein and the separate and consolidated results of the operations and changes in financial position of Seller and each Target Corporation as of the dates and for the periods specified therein, all in conformity with GAAP applied on a basis consistent with that of the preceding periods.

3.11. No Undisclosed Liabilities. Since December 31, 2006, except for the transactions contemplated by this Agreement or as set forth on Schedule 3.11, neither Seller nor any Target Corporation has incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in conformity with GAAP applied on a basis consistent with that used in the preparation of the consolidated balance sheets of Seller and the Target Corporations as at December 31, 2006.

3.12. No Material Changes. Seller represents that since December 31, 2006 except as set forth on Schedule 3.12, there has not been (i) any material adverse change in the financial condition, net worth or results of operations or prospects of the business of any Target Corporation; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the property and operations of the business of any Target Corporation; (iii) any undisclosed material liabilities or obligations of any Target Corporation; and (iv) Seller and each Target Corporation hereby confirm that, to Seller’s Knowledge, no such change is threatened. Schedule 3.12 sets forth all repayments of debt, fees or other payments made by any Target Corporation to Seller or to any subsidiary of Seller since April 15, 2007.

3.13. Real Estate. None of the Target Corporations own any land, real estate, buildings and other structures, improvements or fixtures except as set forth in Schedule 3.13. Schedule 3.13 also identifies all leases, subleases or other agreements under which any Target Corporation is a lessor or lessee of or uses or occupies or allows the use or occupancy of any real property (the “Leases”); all outstanding options held by any Target Corporation, and all outstanding contractual obligations of any Target Corporation to purchase or acquire any interest in real property (the “Purchase Options”); and all outstanding options granted by any Target Corporation, and all outstanding contractual obligations of any Target Corporation to sell or dispose of any interest in real property. All of the Leases, true and complete copies of which have been delivered to the Buyer and have been attached hereto as part of Schedule 3.13, are in full force and effect and no Target Corporation is in default under or with respect to any Lease and has not received or sent any notice of any default under or with respect to any Lease and no other party to any Lease is in default under or with respect to any such Lease. All approvals or consents of any Persons which are required in order that no Lease, Purchase Option or option to sell becomes unenforceable by any Target Corporation as a result of the consummation of this transaction are separately identified in said Schedule 3.13. The interest of each Target Corporation in said Leases, the Purchase Options and the options to sell are subject to no lien or other encumbrance except as set forth in such Schedule 3.13. Each Target Corporation enjoys a right of quiet possession of the premises covered by each Lease as against all other persons and entities.

3.14. Accounts and Notes Receivable. Except as set forth in Schedule 3.14, all accounts and notes receivable reflected in the financial statements of each Target Corporation referred to in Section 3.10, and all accounts and notes receivable arising subsequent to the date of each Target Corporation’s most recent financial statements presented to Buyer, have arisen in the ordinary course of the business of each Target Corporation, represent valid obligations due to such Target Corporation and, subject only to a reserve for bad debts computed in a manner consistent with past practices, have been collected or are, to Seller’s Knowledge, collectible in the ordinary course of the business of each Target Corporation in the aggregate amounts thereof recorded on said balance sheets in accordance with their terms.

3.15. Personal Property. Schedule 3.15 sets forth a list of each item of personal property of each Target Corporation having a value in excess of Fifty Thousand and 00/100 Dollars ($50,000). Each Target Corporation has good and marketable title to the respective plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, parts, inventory, structures, any related capitalized items and other personal property reflected in the financial statements referred to in Section 3.10 or acquired since the date of the most recent financial statements, free and clear of any lien or encumbrance except for any mechanics’ liens and purchase money security interests incurred in the ordinary course of business that do not exceed One Hundred Thousand and 00/100 Dollars ($100,000) in the aggregate, and all such personal property is in good operating condition and repair, subject to normal wear and tear and considering the age thereof. To Seller’s Knowledge, no Target Corporation has received any notice that any of such properties is in material violation of any existing law or any building, zoning, health, safety or other ordinance codes or regulations. Except as set forth in Schedule 3.15, during the past three years, there has not been any significant interruption of the operation of the business of any Target Corporation due to inadequate maintenance of the personal property. All material leases, conditional sales contracts, franchises or licenses pursuant to which each Target Corporation may hold or use any interest owned or claimed by such Target Corporation in or to the personal property (including any personal property leases) are in full force and effect and with respect to the performance of such Target Corporation there is no default or event of default or events which with the notice or lapse of time or both would constitute a default.

3.16. Intangible Properties. Schedule 3.16 sets forth all Intellectual Property assets of each Target Corporation, patents, trademarks, service marks, trademarks and franchises, all applications for any of the foregoing and all permits, agreements and licenses or other rights running to or from any Target Corporation relating to any on the foregoing, and all assumed names of the Target Corporations true and complete copies of which have been delivered to the Buyer as part of said Schedule 3.16. Except as set forth on Schedule 3.16, each Target Corporation owns all Intellectual Property necessary to conduct its respective operations and businesses and neither Seller nor any Target Corporation knows of any claim, or the basis for any claim, that any of the Target Corporations have infringed any Intellectual Property right of any other Person.

3.17. Liens. Each Target Corporation owns outright and has good and marketable title to all of its assets and properties, including, without limitation, all the assets and properties reflected on the financial statements referred to in Section 3.10, in each case free and clear of any lien or other encumbrance, except for such liens or other encumbrances, identified on Schedule 3.17.

3.18. Liabilities. Except as set forth on Schedule 3.18, no Target Corporation has material indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise other than liabilities reflected or reserved against in the financial statements referred to in Section 3.10, and current liabilities incurred in the ordinary course of business since the date of the financial statements referred to in Section 3.10.

3.19. Taxes. The Seller and each Target Corporation has paid all Taxes required to be paid through the date hereof, including additions, interest, penalties and other amounts required to be paid under applicable law. The Seller and each Target Corporation has filed all tax returns and other reports which are due and are required to be filed with respect to the business. Such returns accurately state the Taxes, information and other amounts due with respect to the business of each Target Corporation and each Target Corporation has paid all taxes and other amounts shown on such returns and all other government charges, levies or assessments imposed upon the business of each Target Corporation. No deficiency assessment or proposed adjustment of any of the Target Corporation’s federal income taxes is pending and neither the Seller nor any Target Corporation has any Knowledge of any proposed liability for any Tax to be imposed upon their properties or assets. No audit of any tax return of Seller or any Target Corporation is in progress; no extension of time with respect to any date on which any tax return was or is to be filed by Seller or any Target Corporation is in force; and no waiver or agreement by the Seller or any Target Corporation is in force for the extension of time for the assessment or payment of any Tax.

3.20. Contracts and Other Agreements. Schedule 3.20 is a list of all of the following Contracts and other agreements to which any Target Corporation is a party or to which it or its assets or properties or the Shares are bound or subject:

(a) contracts and other agreements with any current or former officer, director, employee, consultant, agent or other representative or with any entity in which any of the foregoing has an interest;

(b) contracts and other agreements with any labor union or association representing any employee;

(c) contracts and other agreements for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of the assets or properties of any Target Corporation;

(d) contracts and other agreements calling for an aggregate purchase price or payments in any one year of more than Fifty Thousand and 00/100 Dollars ($50,000) in any one case (or in the aggregate in the case of any related series of contracts or agreements);

(e) contracts and other agreements that can be canceled without liability, premium or penalty only on 90 days or more written notice;

(f) contracts and other agreements with customers or suppliers;

(g) contracts and other agreements containing covenants of any Target Corporation not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with any Target Corporation in any line of business or in any other geographical area;

(h) contracts and any other agreements relating to the acquisition by any Target Corporation of any operating business or the capital stock of any other corporation;

(i) any and all other contracts necessary for or required in connection with the operation of the business, including any contracts with third parties for property management or any services to be provided by any Target Corporation;

(j) any contracts or agreements with respect to the payment of dividends or any other distribution in respect of Seller’s or any Target Corporation’s capital stock;

(k) agreements relating to any Target Corporation loans or guaranties; and

(l) any other contract or agreement material to the business of any Target Corporation.

There have been delivered or made available to the Buyer true and complete copies of all of the Contracts referenced above. All of such Contracts and other agreements are valid and binding upon each relevant Target Corporation in accordance with their terms and each Target Corporation is not in default under any such contracts. Except as separately identified on Schedule 3.20, no approval or consent of any Person is needed in order that the contracts and other agreements set forth in such Schedule 3.20 continue in full force and effect following the consummation of the transactions contemplated hereby.

3.21. Compliance with Laws. The business of each Target Corporation has been operated in material compliance with all Legal Requirements, the noncompliance with which would or reasonably could be expected to affect materially and adversely any Target Corporation or the business of any Target Corporation.

3.22. Relationships with Customers and Suppliers. There are not now pending any negotiations or discussions between Seller or any Target Corporation and any of its material customers or suppliers of any such Target Corporation which involve, and/or which could result in any material adverse change in the current relationships between any such Target Corporation and its suppliers and its customers, whether or not such relationships are contractual in nature. Seller has no Knowledge of any facts which would or could cause such a change in relationships with customers or suppliers. Seller has delivered to Buyer a list of all material suppliers of each Target Corporation.

3.23. Litigation. Except as set forth in Schedule 3.23, there is no litigation, proceeding or investigation pending or threatened in writing which involves or adversely affects the business of any Target Corporation, the Shares, the transactions contemplated by this Agreement or the rights to be acquired by Buyer pursuant hereto.

3.24. Employees. Schedule 3.24 attached hereto sets forth a complete and correct list of the name, date of employment and current salary or other rate of compensation of each Person employed in the business of any Target Corporation (“Employee”), the total compensation paid to each Employee during the 2006 calendar year, date of last pay increase and bonuses granted to the Employee during such calendar year, and all accrued vacation, sick leave, severance pay and other amounts or benefits due to any Employee as of May 24, 2007, apart from amounts due in respect of current payroll. Copies of employment handbooks, manuals and other materials have been delivered to Buyer.

3.25. Overtime, Back Wages, Vacation and Minimum Wages. No present or former Employees of any Target Corporation has any claim against any Target Corporation (whether under federal or state law, any employment agreement or otherwise) on account of or for overtime pay, other than overtime pay for the current payroll period, wages, commissions or salary, for any period other than the current payroll period, vacation, time off or pay in lieu of vacation or time off, or any violation of any statute, ordinance or regulations relating to minimum wages, maximum hours of work or working conditions. No Target Corporation is liable for any severance pay or other payments on account of termination of any former employee. Each Target Corporation is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. No Target Corporation is currently or has been engaged in any unfair labor practices and no unfair labor practice complaints against any Target Corporation are pending before the National Labor Relations Board.

3.26. Employee Benefit Plans and Arrangements.

(a) Schedule 3.26 hereto is a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and (ii) all other existing compensation plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former Employees, directors, officers, shareholders, consultants or independent contractors of the Seller or any of the Target Corporations (or their respective predecessors) (or, where indicated below, any trade or business (whether or not incorporated)) (A) under common control within the meaning of Section 4001(b)(1) of ERISA with the Seller or (B) which together with the Seller is treated as a single employer under IRC Section 414 (the “Seller Controlled Group”) or with respect to which the Seller or any of the Target Corporations (or their respective predecessors) (or, where indicated below, the Seller Controlled Group) has made or is required to make payments, transfers or contributions (all of the above hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). The Seller has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) Copies of the following materials, if they exist, have been delivered or made available to Buyer: (i) all current and prior plan documents and summaries for each Employee Plan, (ii) all determination letters from the Internal Revenue Service with respect to any Employee Plan, (iii) all current and prior trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, (iv) all filings with any governmental body relating to the three most recently ended plan years and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Buyer.

(c) Except as set forth on Schedule 3.26 hereto, each Employee Plan has been maintained, operated and administered in compliance with its terms and related documents or agreements and in compliance with all applicable laws. Except as set forth on Schedule 3.26 hereto, the execution and performance of the Agreement will not, directly or indirectly, (i) constitute a triggering event under any Employee Plan that will result in any payment becoming due from the Seller or any of the Target Corporations or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer or director of the Seller or any of the Target Corporations. Neither the Seller nor any of the Target Corporations has made any representation to any employee, nor does there exist any undertaking or commitment, whether legally binding or not, to create any additional employee benefit plan or to change or modify any existing Employee Plan. No Employee Plan that is a “welfare plan” within the meaning of ERISA Section 3(1) provides benefits (I) beyond termination of service or retirement other than coverage mandated by law or (II) that are not fully insured by an unrelated insurance company through one or more policies for which all premiums have been fully paid. Neither the Seller nor any member of the Seller Controlled Group has, or at any time has had, an obligation to contribute to any Employee Plan that is a defined benefit plan (as defined in ERISA Section 3(35)), a pension plan subject to the funding standards of Section 302 of ERISA or IRC Section 412 or a “multiemployer plan” as defined in ERISA Section 3(37) or IRC Section 414(f). The Seller and the Target Corporations have reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other person.

3.27. Licenses and Permits. Schedule 3.27 attached hereto contains a complete and accurate list of all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities issued to any Target Corporation and their Employees (collectively, the “Licenses”), which are in full force and effect and which in any way relate to the business of any Target Corporation. Each Target Corporation has materially complied with the terms and provisions of all said Licenses. Each Target Corporation and its employees or agents have all Licenses, required for the conduct of the business of each Target Corporation, as presently conducted, and as of the Closing Date, except as set forth on Schedule 3.27, each Target Corporation will have all of the same in place and properly assigned to Buyer or Buyer’s designee. No suspension or cancellation of any License is threatened.

3.28. Brokers Fees. Neither the Seller nor any Target Corporation has retained any broker, finder or agent or agreed to pay any business brokerage fees, finders’ fees or commissions with respect to the transactions contemplated herein.

3.29. Insurance. Schedule 3.29 sets forth a list (stating coverages, deductibles, self-insured retentions, co-insurance provisions and the like) of all material policies of fire, liability, workmen’s compensation, medical and other forms of insurance owned or held by the Seller or covering any Target Corporation or any portion of any of its property, assets or Employees. No Target Corporation is in default with respect to any provision contained in any such policy or binder, and No Target Corporation has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except as set forth in said Schedule 3.29, there are no outstanding unpaid claims under any such policy or binder. No Target Corporation has received any notice of cancellation or nonrenewal on any such policy or binder. None of the policies listed in said Schedule 3.29 provides that premiums paid in respect of the periods prior to the closing date may be adjusted or recomputed based on a claims paying experience of such policies or otherwise. No Target Corporation has received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.29 will not be available in the future on substantially the same terms as now in effect.

3.30. Banks. Schedule 3.30 sets forth the name of each bank, trust company, securities or other broker or other financial institution which any Target Corporation has an account, credit line or safe deposit box or vault; the name of each Person authorized by each Target Corporation to draw thereon or to have access to any safe deposit box or vault and the name of all Persons authorized to act on behalf of each Target Corporation in matters concerning its business or affairs.

3.31. ISP Business. All of the tangible and intangible assets, including Intellectual Property, used in or associated with the ISP Business by Seller or by any Person controlled by Seller are owned by DFW and IRI.

3.32. Hazardous Substances and Environmental Matters. Each Target Corporation has operated and is currently in compliance with all applicable Environmental Laws and regulations in connection with the operation of the business, and each Target Corporation has operated and is currently in compliance with all applicable Health and Safety Laws and regulations in connection with the operation of the business. Each Target Corporation has obtained all Licenses, and other authorizations and approvals needed to operate, maintain and occupy the property and the facilities located thereon.

3.33. SEC and Antitrust Filings. Since December 15, 2003, no Target Corporation has issued any security covered by a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act or the Investment Company Act of 1940, as amended, and no security issued by any Target Corporation has been registered pursuant to the Securities Exchange Act of 1934, as amended. Neither the Seller nor, since Seller acquired such Target Corporation, any Target Corporation has purchased or sold any security of which it or any affiliate was the issuer at any time when the information publicly available relating to the Seller or any Target Corporation, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements made therein not false or misleading. Seller is not required to file a Schedule 13E-3 Transaction Statement or a report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other antitrust law in respect to any action pursuant to or contemplated by this Agreement.

3.34. Investment Representation. Seller is acquiring the Buyer Shares for investment purposes only and not with a view to the distribution thereof or dividing all or any part of the Buyer Shares with any other Person.

3.35. No Untrue Statements. No statement by Seller contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any officer, employee, counsel or other agent of Seller or any Target Corporation to Buyer pursuant to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements therein not misleading.

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1. Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own or use the properties and assets that it purports to own or use. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Buyer or its business or assets.

4.2. Valid and Binding Obligations. This Agreement and all other instruments or documents delivered in connection herewith have been duly executed and delivered by Buyer and each is a valid and binding agreement, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other general laws affecting the rights and remedies of creditors and subject to general equity principles.

4.3. No Violation of Law. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby will not violate any provision of law, statute, ordinance or regulation applicable to Buyer and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any contract, other instrument or agreement, order, judgment, decree, law, statute, ordinance or regulation or any other restriction of any kind or character to which Buyer is a party or by which Buyer is bound. Neither Buyer, nor any of Buyer’s assets or properties is subject to any indenture, mortgage, deed of trust, lease, contract or other instrument or agreement, order, judgment, decree, law, statute, ordinance or regulation or any other restriction of any kind or character, that would prevent Buyer from entering into this Agreement or from consummating the transactions contemplated hereby in accordance with the terms hereof.

4.4. No Brokers. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finder’s fees in connection with the transactions contemplated by this Agreement.

4.5. Capitalization.

(a) The capitalization of Buyer is as set forth on Schedule 4.5 hereto. Except as set forth on Schedule 4.5, no other class of capital stock of the Buyer is authorized or outstanding. All of the issued and outstanding shares of capital stock of the Buyer are duly authorized, validly issued, fully paid and nonassessable.

(b) The Buyer Shares, when issued and delivered in accordance with the terms hereof will be duly authorized, validly issued, fully paid and nonassessable. There are no restrictions on the transfer of shares of capital stock of the Buyer other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement or the Related Agreements. The offer and sale of all capital stock and other securities of the Buyer issued before the Closing complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission with respect thereto.

4.6. Financial Information. Attached hereto as Schedule 4.6 are the financial statements of Buyer, including (i) the audited consolidated and unaudited consolidating balance sheets of Buyer and its subsidiaries as at December 31, 2006 and related consolidated or consolidating statements of income, changes in stockholders equity and cash flows for the fiscal year ended on that date, together with supporting schedules and reports thereon, certified by the chief financial officer of Buyer; and (ii) the unaudited consolidated and consolidating balance sheets as at March 31, 2007 and related consolidated or consolidating statements of income, changes in stockholders equity and cash flows for the period ended on that date, certified by the chief financial officer of Buyer. To Buyer’s Knowledge, all such financial statements are complete and correct and present fairly and accurately the separate and consolidated financial positions of Buyer and its subsidiaries as of the dates and for the periods specified therein and the separate and consolidated results of the operations and changes in financial position of Buyer and its subsidiaries as of the dates and for the periods specified therein, all in conformity with GAAP applied on a basis consistent with that of the preceding periods.

4.7. No Undisclosed Liabilities. Since December 31, 2006, except for the transactions contemplated by this Agreement or as set forth on Schedule 4.7, neither Buyer nor any of its subsidiaries has incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in conformity with GAAP applied on a basis consistent with that used in the preparation of the consolidated balance sheets of Buyer and its subsidiaries as at December 31, 2006.

4.8. No Material Changes. Buyer represents that since December 31, 2006 except as set forth on Schedule 4.8, there has not been (i) any material adverse change in the financial condition, net worth or results of operations or prospects of the business of Buyer or any of its subsidiaries; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the property and operations of the business of Buyer or any of its subsidiaries; (iii) any undisclosed material liabilities or obligations of Buyer or any of its subsidiaries; and (iv) Buyer hereby confirms that, to Buyer’s Knowledge, no such change is threatened.

4.9. Investment Representation. Buyer is acquiring the ISP Shares and the Remaining Shares investment purposes only and not with a view to the distribution thereof or dividing all or any part of the Shares with any other Person.

4.10. No Untrue Statements. No statement by Buyer contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any officer, employee, counsel or other agent of Buyer to Seller pursuant to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements therein not misleading.

ARTICLE 5.	COVENANTS OF THE SELLER PENDING CLOSING

Except as otherwise provided herein and subject to the Buyer’s rights under the Management Agreement, Seller and each Target Corporation covenant that from and after the date hereof and until the Closing Date, unless Buyer shall otherwise consent in writing:

5.1. General Conduct of Business.

(a) Seller will conduct the business of the Target Corporations diligently and substantially in the same manner as heretofore conducted, subject to the terms of the Management Agreement. Seller shall not accept any payment or distribution from any Target Corporation or cause any Target Corporation to make any payment or distribution to Seller or on Seller’s behalf other than a payment by AFN to Seller of $105,000 made on June 29, 2007.

(b) Seller will not take and will not cause any Target Corporation to take any action in the conduct of the business of the Target Corporations that is outside the ordinary course of business or inconsistent with past practices.

(c) Seller will not do or omit to do and will not cause any Target Corporation to do or omit to do any act, or permit any act or omission to act, which may cause a material breach of any contract, commitment or obligation of Seller or any Target Corporation relating to the business of any Target Corporation, or any breach of any representation, warranty, covenant or agreement made by Seller or any Target Corporation herein if the effect of such breach would be to affect adversely the condition of the business of any Target Corporation.

(d) Seller will cause each Target Corporation to comply in all material respects with all laws applicable to the business and all laws the compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.

(e) Seller will not and will not permit any Target Corporation to undertake any action that would result in an increase in the principal amount of the Target Corporations’ direct or indirect, primary or secondary, liability to Cornell.

(f) Seller will maintain in effect until the Second Closing the cash collateral or certificate of deposit that secures a letter of credit issued to secure the obligations of CC to Verizon Wireless.

(g) On or before July 31, 2007, Seller shall pay or cause to be paid all past due and current amounts owed for products and services rendered by AFN and CCA to Seller or any of its subsidiaries other than those subsidiaries under management by Buyer.

5.2. Benefit of Arrangements. Seller and each Target Corporation will cooperate with Buyer to make available to Buyer the benefit of any business arrangements or other relationships between Seller or any Target Corporation and the suppliers, customers, employees and other parties in any way relating to the business of the Target Corporations.

5.3. Limitation on Liens; No Sale. Except as provided in the Management Agreement, Seller will not, and will not permit any Target Corporation to create, incur, assume or allow to be created, incurred or assumed any pledge of, or any mortgage, lien, charge or encumbrance (all hereinafter referred to as “encumbrance”) of any kind, on any of the assets of any Target Corporation. Except as noted in the preceding sentence, in the event that Seller becomes aware of any such encumbrance on any of the assets, Seller shall take immediate steps to release or discharge such encumbrance prior to Closing. The Seller hereby agrees that it will not sell, assign, pledge or otherwise transfer any of the Shares or cause or permit the issuance of any capital stock in any of the Target Corporations until the transaction provided for herein has been consummated or this Agreement has been otherwise terminated in accordance with the terms hereof.

5.4. Maintenance of Equipment. Subject to the terms of the Management Agreement, Seller will maintain, or cause each Target Corporation to maintain, all of the Target Corporations’ machinery and equipment in reasonable repair, working order and condition, reasonable wear and tear excepted.

5.5. Payment of Taxes, etc. Subject to the terms of the Management Agreement, Seller will cause each Target Corporation to pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon or otherwise relating to the business as and when the same becomes due, and payroll taxes for the periods ending prior to the Closing Date, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become an encumbrance upon any part of the assets of any Target Corporation.

5.6. Insurance. Subject to the terms of the Management Agreement, Seller shall cause each Target Corporation to maintain in force all insurance presently carried by each Target Corporation with respect to the business of such Target Corporation.

5.7. Transfer or Sale of Assets. Subject to the terms of the Management Agreement, Seller shall not cause any Target Corporation to transfer or sell any assets used by such Target Corporation in connection with its business.

5.8. Consents. Seller and Buyer shall use reasonable commercial efforts to obtain, prior to Closing, all authorizations and consents, approvals, permits and clearances necessary for the consummation of the transactions contemplated hereby, including any and all consents that may be necessary or advisable to effect an assignment of the Licenses identified on Schedule 3.27 and the Contracts identified in Schedule 3.20.

5.9. Access to Books and Records. Seller will permit Buyer and its representatives (including its counsel and auditors), at reasonable times during normal business hours and in a manner which will not materially disrupt the business of the Target Corporations to have free and full access to the Target Corporations’ relevant properties and to have free and full access to examine and make copies of all books and records pertaining to the Target Corporations and the business of the Target Corporations whether or not delivered to Buyer pursuant hereto (including, but not limited to, correspondence, corporate minutes and record books, memoranda, books of account, outside accountants’ work papers, bank statements and the like) in order that Buyer may have full opportunity to make such investigation as it shall desire of the business of the Target Corporations. All information obtained by Buyer during such investigations shall be kept in confidence and shall be used by Buyer only for the purpose of verifying the representations of the Target Corporations and the Seller and determining compliance with the covenants and conditions of this Agreement. All copies of such documents shall be returned to Seller if the transactions contemplated by the Agreement are not consummated.

5.10. Notice of Events. Seller shall promptly notify the Buyer of any event, condition or circumstance occurring from the date hereof through the Closing Date that of which it is aware that would constitute a violation or breach of this Agreement by Seller or any Target Corporation or any event, occurrence, transaction or other item which would have been required to have been disclosed by Seller or any Target Corporation on any schedule or statement delivered hereunder if such event, occurrence or transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of Seller or any Target Corporation materially misleading.

ARTICLE 6.	CONDITIONS OF CLOSING FOR THE BENEFIT OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement on each respective Closing Date are subject to the satisfaction of the following conditions on or prior to such Closing Date:

6.1. Consideration. Buyer shall have performed all of the covenants and obligations to be performed by it as of the respective Closing Date, including, without limitation, the delivery of the consideration due on such Closing Date.

6.2. Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (disregarding all qualifications relating to materiality or Material Adverse Effect) shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date); provided, that the condition set forth in this Section 6.2 shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct have, individually or in the aggregate, a Material Adverse Effect and Buyer shall have delivered to Seller a certificate of a duly authorized officer of Buyer, dated the Closing Date, to such effect.

ARTICLE 7.	CONDITIONS OF CLOSING FOR THE BENEFIT OF BUYER

The obligations of Buyer under this Agreement to consummate the transactions described herein are subject to the satisfaction of the following conditions:

7.1. Covenants Performed. All of the covenants, agreements and conditions herein on the part of each of the Target Corporations and Seller to be complied with or performed on or before the respective Closing Date shall have been fully complied with and performed. All conditions to the effectiveness of all or any of the Employment Agreements shall have been satisfied. At the request of Buyer, the shares in WTN owned by DFW shall have been conveyed to Seller at or prior to the ISP Closing.

7.2. Third Party Consents; Licenses. All consents and approvals from counterparties to Contracts and from Governmental Authorities with respect to the Licenses that are required in connection with the performance by Buyer, Seller or any of the Target Corporations of their respective obligations hereunder, for the consummation of the transactions contemplated hereby and for the operation of the Business by the Target Corporations following the change of Control contemplated by this Agreement, including without limitation those consents and approvals identified on Schedules 3.08 and 3.09 hereof, shall have been obtained on terms and conditions satisfactory to Buyer in its reasonable business judgment, provided, further, however, that this condition shall be deemed satisfied with respect to the Licenses necessary for the Target Corporations to operate the Local Exchange Business following the closing of the transactions described herein at such time as such Licenses, consents or approvals with respect to the transactions contemplated hereby are obtained on terms satisfactory to Buyer in its reasonable business judgment for Ninety-Five percent (95%) of the lines of the Local Exchange Business.

7.3. Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement (disregarding all qualifications relating to materiality or Material Adverse Effect) shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date); provided, that the condition set forth in this Section 7.3 shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct have, individually or in the aggregate, a Material Adverse Effect and Seller shall have delivered to Buyer a certificate of a duly authorized officer of Seller, dated the Closing Date certifying that the representations and warranties are true and correct in all respects except as aforesaid as of the Closing Date.

7.4. Absence of Circumstances Constituting a Material Adverse Effect. Prior to the ISP Closing, there shall not have occurred circumstances constituting a Material Adverse Effect upon the ISP Business. Prior to the Second Closing, there shall not have occurred circumstances constituting a Material Adverse Effect in the non-ISP acquired business (i.e. the Long Distance Business, the Wireless Business and the Local Exchange Business collectively) unless such Material Adverse Effect is a direct result of the acts or omissions of Buyer.

7.5. Additional Tariff Numbers. Tariff numbers to permit either Buyer, AFN or CC to provide local telephone services in the states of West Virginia, North Dakota and Wyoming shall have been obtained.

ARTICLE 8.	WAIVER OF CONDITIONS

Anything in this Agreement to the contrary notwithstanding, if any one or more of the conditions specified in Article 6 hereof shall not have been satisfied, Seller shall have the right, in addition to any other right which may be available to him to waive such condition and nevertheless to proceed with the transactions contemplated hereby; and if one or more of the conditions specified in Article 7 hereof shall not have been satisfied, the Buyer shall have the right, in addition to any other right which may be available to it, to waive such conditions and nevertheless to proceed with the transactions contemplated hereby. In the event of any such waiver, the party exercising its right shall not thereafter have the right to proceed against the other party for damages resulting from the breach so waived.

ARTICLE 9.	TERMINATION

9.1. Notwithstanding anything to the contrary contained herein, this Agreement and the transactions contemplated hereby may be terminated in the following manner:

(a) by Buyer (i) at any time, if without breach on the part of the Buyer, any default shall be made by the Seller or any Target Corporation in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller or any Target Corporation which default cannot or is not cured within thirty (30) days of written notice of such default (ii) on the date that is one hundred eighty (180) days from the date of the ISP Closing, if without breach on the part of the Buyer, the conditions set forth in Article 7 hereof as to the Second Closing shall not have been met or waived provided further, however, that if the only condition to Closing not yet satisfied is that the required Licenses, consents and approvals from Governmental Entities are not yet final, then the one hundred eighty (180) day period will be extended to the time required to allow such Licenses, consents and approvals to become final or (iii) at any time, if without breach on the part of the Buyer, the Management Agreement has been terminated by Seller or Seller is in material breach of its obligations under the Management Agreement;

(b) by Seller (i) at any time, if without breach on the part of the Seller, any default shall be made by the Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot or is not cured within thirty (30) days following written notice of such default; or (ii) on the date that is one hundred eighty (180) days from the date of the ISP Closing, if without breach on the part of the Seller, the conditions set forth in Article 6 hereof as to the Second Closing shall not have been met or waived, provided further, however, that if the only condition to Closing not yet satisfied is that the required Licenses, consents and approvals from Governmental Entities are not yet final, then the one hundred eighty (180) day period will be extended to the time required to allow such Licenses, consents and approvals to become final;

(c) by mutual agreement of the parties.

9.2. In the event of a termination of this Agreement by Buyer pursuant to Section 9.1(a)(i) or (a)(iii) or by Seller pursuant to Section 9.1(b)(i), the terminating party shall have the right to collect its direct, indirect and consequential damages from the breaching party, but not special, punitive or exemplary damages, and the Buyer shall be entitled to the remedy of specific performance. Neither party shall have any liability to the other party in the event of a termination of this Agreement by Buyer pursuant to Section 9.1(a)(ii) or by Seller pursuant to Section 9.1(b)(ii), provided that the failure of such condition is not due to the breach of this Agreement by the other party hereto. Termination of this Agreement following the ISP Closing shall not affect the ISP Closing or the finality of the transactions undertaken at the ISP Closing in any respect.

9.3. In the event of the termination of this Agreement by Buyer pursuant to Section 9.1(a), the Buyer Shares shall automatically be voided and surrendered to Buyer without consideration. The Buyer Shares shall contain a legend containing the terms of this Section 9.3.

ARTICLE 10.	INDEMNIFICATION

10.1. Indemnification by Seller.

(a) Subject to the provisions of Sections 10.3 through 10.8, the Seller agrees to indemnify and hold the Buyer and each of the Target Corporations, their officers, directors, employees, agents, affiliates, successors and assigns harmless from and with respect to any and all Adverse Consequences (as hereinafter defined) any Target Corporation or Buyer, or their respective successors and assigns, may incur related to or arising directly or indirectly out of any of the following:

(i) Any breach or violation of this Agreement by the Seller, or in respect of any Target Corporation in this Agreement; or

(ii) Any inaccuracies in or breach of any representation or warranty made by the Seller, or in respect of any Target Corporation in this Agreement or breach or failure to perform by the Seller or any Target Corporation of any covenant, obligation, or undertaking made by the Seller or any Target Corporation in this Agreement; or

(iii) Any inaccuracy or misrepresentation made by the Seller or in respect of any Target Corporation in any of the Related Documents or any certificate or documents delivered in accordance with the terms of this Agreement; or

(iv) Any and all debts, liabilities and obligations of any Target Corporation of any nature, whether absolute, accrued, contingent or otherwise, existing or incurred on or prior to December 31, 2006 to the extent that such debts, liabilities or obligations were not (A) reflected or reserved against in the financial statements of the Seller and the Target Corporations as at December 31, 2006 referred to in Section 3.10 or (B) set forth on one or more Schedules to this Agreement; or

(v) Any and all debts, liabilities and obligations of any Target Corporation of any nature, whether absolute, accrued, contingent or otherwise, arising out of any transaction or event occurring after December 31, 2006 and prior to the ISP Closing Date or the Second Closing otherwise than in the conduct by the Seller and the Target Corporations, as the case may be, of the business and affairs of the Target Corporations in conformity with Article 5 (i.e. incurred in the ordinary course of business) or set forth on one or more Schedules to this Agreement; or

(vi) Any and all debts, liabilities and obligations of the Seller or any Person controlled by the Seller that are not debts, liabilities or obligations of any Target Corporation.

(b) The warranties and representations of the Seller or in respect of any Target Corporation in this Agreement, any of the Related Documents or any certificate or documents delivered in accordance with the terms of this Agreement, shall be deemed to have been relied upon notwithstanding any investigation heretofore or hereafter and shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement until the second anniversary of the Closing Date; provided that if there shall then be pending any claim previously asserted by the Buyer, such claim shall continue to be subject to indemnification in accordance herewith.

10.2. Indemnification by the Buyer. Subject to the provisions of Sections 10.3 through 10.8 and without regard to the limitations set forth in Section 10.1 hereof, the Buyer agrees to indemnify and hold the Seller, its officers, directors, employees, agents, affiliates, successors and assigns, harmless from and with respect to any and all Adverse Consequences the Seller may incur related to or arising directly or indirectly out of any of the following:

(a) Any breach or violation of this Agreement by the Buyer; or

(b) Any inaccuracies in or breach of any representation or warranty made by the Buyer in this Agreement or breach or failure to perform by the Buyer of any covenant, obligation, or undertaking made by the Buyer in this Agreement; or

(c) Any inaccuracy or misrepresentation made by the Buyer in any of the Related Documents or any certificate or documents delivered in accordance with the terms of this Agreement; or

(d) Any and all debts, liabilities and obligations of Buyer or any Target Corporation of any nature, whether absolute, accrued, contingent or otherwise, arising out of any transaction or event occurring after the execution and delivery of this Agreement.

10.3. Claims.

(a) Any party seeking indemnification hereunder (the “Indemnified Party”) shall promptly notify the other party hereto obligated to provide indemnification hereunder (the “Indemnifying Party”) of a claim with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Article 10 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby, and further provided, that in any event notice of a claim shall be given within the time limitations specified in Section 10.1, if applicable. If such claim relates to any action, suit, proceeding, claim or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”), upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, and if and only if each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Third Party Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim:

(i) the Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii) the Indemnified Party does not give the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party’s own counsel advisable; and

(iii) the Indemnifying Party establishes to the reasonable satisfaction of the Indemnified Party that the Indemnifying Party has (and will continue to have) adequate financial resources to satisfy and discharge such action or claim.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

(b) Notwithstanding the foregoing provisions of this Section 10.3, (i) no Indemnifying Party shall be entitled to settle any Third Party Claim without the Indemnified Party’s prior written consent unless as part of such settlement the Indemnified Party is released in writing from all liability with respect to such Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom of practice adverse to the continuing business interests of the Indemnified Party, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) In the event one party hereunder should have a claim for indemnification that does not involve a Third Party Claim, the party seeking indemnification shall promptly send notice of such claim to the other party. If the latter disputes such claim, such dispute shall be resolved by agreement of the parties or by arbitration pursuant hereto.

10.4. Method and Manner of Paying Claims; Set-Off. Subject to the Indemnifying Party’s right pursuant to Section 10.3 to defend, negotiate, compromise and settle a Third Party Claim, the amount of any claim shall be paid by the Indemnifying Party forthwith on demand, provided that so long as neither of the Conversion Right or the Put Right has been exercised by Seller and Seller still holds the Buyer Shares, any claims by Buyer shall first be paid by the forfeiture of the Buyer Shares such that one (1) Buyer Share shall be forfeited and returned to Buyer for each One Thousand and 00/100 Dollars ($1,000) of the amount of any claim. For purposes of determining the number of Buyer Shares to be forfeited pursuant to this Section 10.4, the amount of any claim for indemnification by Buyer shall be rounded to the nearest thousand. The unpaid balance of a claim shall bear interest at ten percent (10%) per annum from the date it is determined conclusively and finally that the Indemnifying Party is liable for any claim for indemnification hereunder.

10.5. Adverse Consequences. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

10.6. Limits On Indemnification. No amount shall be payable by any Indemnifying Party pursuant to this Agreement, unless the aggregate amount of Adverse Consequences subject to indemnification under Section 10.1 or 10.2 above, as the case may be, exceeds One Hundred Thousand and 00/100 Dollars ($100,000), at which point the Indemnified Party shall be entitled to all indemnification amounts accrued up to such threshold. Notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnifiable Adverse Consequences which may be recovered by Buyer from Seller under this Article 10 shall be an amount equal to Eight Million One Hundred Thousand and 00/100 Dollars ($8,100,000).

ARTICLE 11.	MISCELLANEOUS

11.1. Further Assurances. Seller shall from time to time after the Closing at the request of Buyer and without further consideration, execute and deliver such further instruments of transfer and assignment and take such other actions as Buyer may reasonably request to transfer more effectively and assign to or vest in Buyer the Shares, including, without limitation, any actions necessary to transfer any Employee Plans to Buyer by a trustee to trustee transfer or otherwise. If Seller is the owner of any tangible or intangible asset utilized by the Target Corporations in the Business, Seller shall, upon request of Buyer, convey such asset to Buyer or Buyer’s designee for no additional consideration, but not including policies of insurance or the Great Plains accounting software. Buyer shall not acquire the interest of Seller in $350,000 of cash collateral securing a letter of credit issued for the benefit of CC.

11.2. Notices. All notices hereunder shall be deemed to have been given when delivered in person or, if mailed, when sent by registered or certified mail, postage prepaid, addressed to any party at its address set forth below or at any other address identified in writing to the other parties hereto:

To Seller:	MobilePro Corp.
6701 Democracy Boulevard
Suite 202
Bethesda, Maryland 20817
Attn: Jay O. Wright, Chairman

With Copy To:	Ernest M. Stern, Esq.
Seyfarth Shaw LLP
815 Connecticut Avenue, NW
Suite 500
Washington, D.C. 20006

To Buyer:	United Systems Access, Inc.
5 Bragdon Lane
Kennebunk, Maine 04043
Attn: L. William Fogg, CEO

With Copy To:	Benjamin E. Marcus, Esq.
Drummond Woodsum
245 Commercial Street
P.O. Box 9781
Portland, ME 04104-5081

11.3. Captions. The captions hereunder are for the convenience of the parties and shall not control or affect the interpretation or construction of this Agreement.

11.4. Controlling Law. This Agreement shall be construed governed by and construed in accordance with the laws of the State of Maine and shall be construed without regard to any presumption or other rule requiring the construction of an agreement against the draftsman thereof.

11.5. Entire Agreement. This Agreement and the agreements, documents, schedules and exhibits referred to herein constitute the entire agreement of the parties with respect to the transactions contemplated hereby and supersede all other agreements between the parties, whether written or oral. This Agreement may not be amended, except in a writing signed by each of the parties hereto.

11.6. Binding Effect. This Agreement shall inure to the benefit of and bind the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.7. No Assignment or Amendment. Neither this Agreement nor any rights of either party hereunder may be assigned without obtaining the prior written consent of the other party hereto. This Agreement may not be amended and the terms hereof shall not otherwise be modified except by an instrument in writing signed by the parties hereto.

11.8. Expenses and Fees. Except as provided in Section 9.2, each party shall pay its respective costs, expenses and legal fees in connection with this Agreement and the transactions contemplated hereby.

11.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.10. Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement shall be conclusively settled by arbitration in Boston, Massachusetts in accordance with rules of the American Arbitration Association and judgment upon the award obtained in such arbitration may be rendered in any court having jurisdiction thereof, and such determination shall not be subject to judicial review. The parties shall endeavor in good faith to select an arbitrator/mediator within ten (10) business days of the occurrence of any event giving rise to arbitration hereunder (an “Event”). If the parties are unable to so agree, the Seller and the Buyer each shall select an arbitrator within fifteen (15) business days of the Event (or, if a party fails to make a choice, such arbitrator shall be selected by the American Arbitration Association on behalf of such party) and the two arbitrators so selected shall select a third arbitrator within twenty (20) business days of the occurrence of the Event to hear and resolve the dispute. Any arbitrator or arbitrators shall conduct an arbitration within sixty (60) days of the date the final arbitrator is appointed and shall render a decision resolving the dispute within thirty (30) days of the arbitration, and the parties agree to abide by the decision of any single arbitrator or by a decision of a majority of any three arbitrators appointed as aforesaid and any such decision (and, if applicable, the allocation of fees and expenses) shall be binding, non-reviewable and non-appealable, and may be entered as a final judgment in any court having jurisdiction. Each party shall pay the costs and expenses of its own arbitrator and the parties shall share equally the costs and expenses of the arbitrator they select jointly or which may be selected by their respective arbitrators in accordance with the foregoing procedures.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

WITNESS:	BUYER UNITED SYSTEMS ACCESS, INC.
___________________________	By:_____________________________ L. William Fogg, Chief Executive Officer
SELLER MOBILEPRO CORP.
___________________________	By: ________________________________ Its: ________________________________

SCHEDULES AND EXHIBITS

Exhibits

Exhibit A	Irrevocable Proxy
Exhibit B	Registration Rights Agreement
Exhibit C	Collateral Release Agreement
Exhibit D	Management Agreement
Exhibit E	Noncompetition Agreements

Schedules

Schedule 1.18	Key Employees
Schedule 3.1	Foreign Jurisdictions; Directors and Officers
Schedule 3.2	Capitalization
Schedule 3.3	Options, Warrants and Calls
Schedule 3.4	Title to Shares
Schedule 3.5	Subsidiaries
Schedule 3.6	Organizational Documents
Schedule 3.8	Approvals
Schedule 3.9	Consents
Schedule 3.10	Financial Statements
Schedule 3.11	Undisclosed Liabilities
Schedule 3.12	Material Changes
Schedule 3.13	Real Estate; Leases
Schedule 3.14	Accounts Receivable
Schedule 3.15	Personal Property
Schedule 3.16	Intellectual Property
Schedule 3.17	Liens
Schedule 3.18	Liabilities
Schedule 3.20	Contracts
Schedule 3.23	Litigation
Schedule 3.24	Employees
Schedule 3.26	Other Employee Benefit Plans
Schedule 3.27	Licenses and Permits
Schedule 3.29	Insurance
Schedule 3.30	Banks
Schedule 4.5	Buyer’s Capitalization
Schedule 4.6	Buyer’s Financial Information
Schedule 4.7	Buyer’s Undisclosed Liabilities
Schedule 4.8	Buyer’s Material Changes